Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement (No. 333-284932) on Form S-4 and related Joint Proxy Statement/Prospectus of Quanterix Corporation of our report dated March 17, 2025, relating to the consolidated financial statements of Akoya Biosciences, Inc. and its subsidiary, appearing in the Annual Report on Form 10-K of Akoya Biosciences, Inc. for the year ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Joint Proxy Statement/Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

April 4, 2025